Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF WAKE

EXECUTIVE CONSULTATION,

SEPARATION FROM SERVICE AND

DEATH BENEFIT AGREEMENT

THIS EXECUTIVE CONSULTATION, SEPARATION FROM SERVICE AND DEATH BENEFIT AGREEMENT (“Agreement”) is made and entered into this 5th day of February, 2009, to be effective as of the 1st day of January, 2005, by and between FIRST-CITIZENS BANK & TRUST COMPANY, a North Carolina banking corporation with its principal office in Raleigh, Wake County, North Carolina (“Company”) and LEWIS R. HOLDING (“Executive”);

W I T N E S S E T H

WHEREAS, Executive is an employee of Company who has provided guidance, leadership and direction in the growth, management and development of Company and has learned trade secrets, confidential procedures and information, and technical and sensitive plans of Company; and

WHEREAS, Company desires to limit Executive’s availability to other employers or entities which are in competition with Company following Executive’s separation from service with Company; and

WHEREAS, Company has offered to Executive a non-competition arrangement and a consultation arrangement together with a death benefit arrangement for Executive’s designated beneficiary or estate, as applicable, and the parties hereto have reached an agreement concerning those arrangements and other matters contained herein and desire to set forth the terms and conditions thereof.

NOW, THEREFORE, for and in consideration of the mutual promises and undertakings herein set forth, Executive and Company hereby agree as follows:

1. Administration of the Agreement. The Agreement shall be administered by the Board of Directors of the Company or its delegate (the “Administrator”). Subject to the provisions of the Agreement, the Administrator shall have full and final authority in its discretion to take any action with respect to the Agreement including, without limitation, the authority to (i) determine all matters relating to the payments; (ii) establish, amend and rescind rules and regulations for the administration of the Agreement; and (iii) construe and interpret the Agreement, to interpret rules and regulations for administering the Agreement and to make all other determinations deemed necessary or advisable for administering the Agreement. Except to the extent otherwise required under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Administrator shall have the authority, in its sole discretion, to accelerate the date that any Consultation Payments or Separation Payments which were not otherwise vested or earned shall become vested or earned in whole or in part without any obligation to accelerate such date with respect to any other employee. The Administrator also may in its sole discretion determine that Executive’s rights or payments under the Agreement shall be subject to reduction, cancellation, forfeiture or recoupment due to conduct by Executive that is determined by the Administrator to be detrimental to the business or reputation of the Company, including, without limitation, upon termination of employment for cause; violation of policies of the Company; or breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that apply to the Executive. In addition to action by meeting in accordance with applicable laws, any action of the Administrator with respect to the Agreement may be taken by a written instrument signed by the Administrator (including, where the Board or a committee serves as the Administrator, by written consent signed by all of the members of the Board, or all of the members of a committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called). No individual shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Agreement, and any such individual shall be entitled to indemnification and reimbursement in the manner provided in the Company’s certificate of incorporation and bylaws and/or under applicable law.

2. Consultation Payments. Following Executive’s separation from service with Company on or after his Vesting Date (as defined in Section 7), Company shall pay to Executive the sum of TWELVE THOUSAND FOUR HUNDRED THIRTY-EIGHT and 92/100 Dollars ($12,438.2) per month, beginning six months and one week after Executive’s date of separation for a period of ten (10) years, or until Executive’s death, whichever first occurs (“Consultation Payments”). If Executive should die during the ten-year period during which

Consultation Payments are being made under this Paragraph 2, then those payments shall terminate.

The monthly Consultation Payments shall be paid for and in consideration of Executive’s support, sponsorship, advisory and other services provided to Company (“Consultation Services”), such sum to be payable to Executive whether or not Executive’s Consultation Services are utilized in said month by Company. Except as set forth below, Consultation Payments hereunder shall be payable each month without deductions and Executive agrees to be solely responsible for the payment of all income and other taxes out of said funds and all Social Security, self-employment and any other taxes or assessments, if any, applicable on said compensation.

For and in consideration of said monthly Consultation Payments to Executive, Executive will provide Consultation Services as an independent contractor to Company, as and when Company may request, which services may be provided with respect to all phases of Company’s business and particularly those phases in which Executive has particular expertise and knowledge. Executive’s services shall be limited to those of an independent contractor, shall not be on a day-to-day regularly scheduled operational basis and shall be provided only when Executive is reasonably available and willing, which willingness will not be unreasonably withheld.

Effective as of Executive’s date of separation, Executive and Company agree that Executive shall be, under the terms of this Agreement, an independent contractor, and Executive agrees that Executive’s rights and privileges and obligations are only as provided in this Agreement as to matters covered herein. Notwithstanding the foregoing, if Company determines that the Consultation Payments are compensation for other than payments for Consultation Services, and such payments shall be subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, under applicable tax law, the said payments shall be subject to the required withholdings.

3. Separation Payments. Following Executive’s separation from service with Company on or after his Vesting Date (as defined in Section 7), Company shall pay to Executive the sum of THIRTY-SEVEN THOUSAND THREE HUNDRED SIXTEEN and 74/100 Dollars ($37,316.74) per month, beginning six months and one week after Executive’s date of separation for a period of ten (10) years, or until Executive’s death, whichever first occurs (the “Separation Payments”). Such payments shall be subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, under the applicable tax law. If Executive should die during the ten-year period during which payments are being made under this Paragraph 3, then those payments shall terminate and future payments, if any, shall be made to Executive’s designated beneficiary(ies) or Executive’s estate in accordance with the provisions of Paragraph 4 of this Agreement.

4. Continuation of Payments. Following Executive’s death during the original ten-year period of payments, under Paragraph 3 above, the sum of FORTY-NINE THOUSAND SEVEN HUNDRED FIFTY-FIVE and 66/100 Dollars ($49,755.66) per month shall be paid to such individual or individuals as Executive shall have designated in writing as his beneficiary(ies) as provided in Paragraph 13 below or, in the absence of such designation, to Executive’s estate, as applicable, beginning the first calendar month following the date of Executive’s death and continuing thereafter until the expiration of said original ten-year period. Once the monthly payments have begun to Executive, whether paid by Company or as otherwise provided herein, the maximum payment period under this Agreement shall be ten (10) years.

5. Covenant Not To Compete. For and in consideration of the monthly payments described in Paragraphs 2 and 3, Executive agrees not to become an officer or employee of, provide any consultation to, nor participate in any manner with, any other entity of any type or description involved in any major element of business which Company is performing at the time of Executive’s separation from service with the Company, nor will Executive perform or seek to perform any consultation or other type of work or service with any other firm, person or entity, directly or indirectly, in any such business which competes with Company, whether done directly or indirectly, in ownership, consultation, employment or otherwise. Executive agrees not to reveal to outside sources, without the consent of Company, any matters, the revealing of which could, in any manner, adversely affect or disclose Company’s business or any part thereof, unless required by law to do so. This Covenant Not To Compete by Executive is limited to the geographic area consisting of each county or like jurisdictional entity in which either Company or any banking or investment entity owned directly or indirectly by the parent of Company shall maintain a banking or other business office at the time of Executive’s separation from service, shall exist for and during the term of all payments to be made under Paragraphs 2 and 3, whether made directly by Company or as otherwise provided herein, and shall not prevent

Executive from purchasing or acquiring, as an investor only, a financial interest of less than 5% in a business or other entity which is in competition with Company.

Executive acknowledges that the remedy at law for breach of Executive’s Covenant Not To Compete will be inadequate and that Company shall be entitled to injunctive relief as to any violation thereof; however, nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it, in addition to injunctive relief, whether at law or in equity, including the recovery of damages. In the event Executive shall breach any condition of Executive’s Covenant Not To Compete, then Executive’s right to any of the payments becoming due under Paragraphs 2 and 3 of this Agreement after the date of such breach shall be forever forfeited and the right of Executive’s designated beneficiary(ies) or Executive’s estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not in lieu of any of the above-described remedies of Company and shall be in addition to any injunctive or other relief as described herein. Executive further acknowledges that any breach of Executive’s Covenant Not To Compete shall be deemed a material breach of this Agreement.

6. Death Benefits. In the event Executive dies while employed by Company or within six months and one week after Executive’s date of separation from service with Company due to retirement, Company will pay the sum of FORTY-NINE THOUSAND SEVEN HUNDRED FIFTY-FIVE and 66/100 dollars ($49,755.66) per month for a period of ten (10) years, to such individual or individuals as Executive shall have designated in writing as his beneficiary(ies) as provided in Paragraph 13 below or, in the absence of such designation, to Executive’s estate, as applicable. The first payment shall be made not later than two months following Executive’s death.

7. Forfeiture of Benefits. This Agreement is subject to termination by Company at any time and without stated cause prior to the 1st day of January, 2011 or such earlier date as the Executive and Company may mutually agree (the “Vesting Date”). In the event Company shall terminate this Agreement prior to the Vesting Date, Executive shall forfeit all rights to receive any payment provided for herein. Likewise, in the event Executive’s employment is terminated prior to his Vesting Date, either voluntarily or involuntarily, for reasons other than his death, Executive shall forfeit all rights to receive any payment provided for herein. Executive acknowledges and agrees that, prior to the earlier of his death or Vesting

Date, nothing contained herein shall be construed as conferring upon Executive any vested benefits or any vested rights to receive any payment provided for herein.

8. Claims Procedure. Any claim for benefits under this Agreement shall be made in writing to Company. If any claim for benefits under this Agreement is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by Company, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the administrator expects to render a decision.

Company shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (i) specific reasons for the denial; (ii) specific reference to pertinent provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Agreement’s claims review procedure as set forth below.

The claimant may appeal the denial of his claim to Company for a full and fair review. A claimant (or his duly authorized representative) may request a review by filing a written application for review with the Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of his claim. The claimant or his duly authorized representative may request, upon written application to Company, to review pertinent documents, and submit issues and comments in writing.

The decision on review shall be made by the Administrator, who may, in its or his/her discretion, hold a hearing on the denied claim; the Administrator shall make this decision promptly, and not later than 60 days after Company receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension (including the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review.

The decision on review shall be in writing and shall include reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.

9. Assignment of Rights; Spendthrift Clause. Neither Executive nor Executive’s estate, or any designated beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payment hereunder. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of Executive or Executive’s estate or any designated beneficiary, or to any legal process by any creditor of any such person.

10. Unfunded Plan. Executive and Company do not intend that the amounts payable hereunder be held by Company in trust or as a segregated fund for Executive or any other person entitled to payments hereunder. The benefits provided under this Agreement shall be payable solely from the general assets of Company, and neither Executive nor any other person entitled to payments hereunder shall have any interest in any assets of Company by virtue of this Agreement. Company’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of Company to pay money in the future. To the extent that this Agreement may be deemed to be a “pension plan,” Executive and Company intend that it be unfunded for federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

11. Payments and Funding. Any payments under this Agreement shall be independent of, and in addition to, those under any other plan, program or agreement which may be in effect between the parties hereto, or any other compensation payable to Executive or Executive’s designee by Company. This Agreement shall not be construed as a contract of employment nor does it restrict the right of Company to discharge Executive at will or the right of Executive to terminate said Executive’s employment at will.

Company may, in its sole discretion, purchase an insurance policy on the life of Executive to fund or assist in the funding of this Agreement. Executive agrees to promptly supply to Company and its selected or prospective insurance carrier, upon request, any and all information requested, in order to enable the insurance carrier to evaluate the risks involved, in providing the insurance requested by Company. Any and all rights to any and all benefits under such insurance policy on the life of Executive shall be solely the property of Company and all proceeds of such policy shall be payable by the insurer solely to Company, as owner of such policy. Executive specifically waives any rights in any insurance policy on Executive’s life owned by Company pursuant to this Agreement. Such policy shall not serve in any way as security to Executive for Company’s performance under this Agreement. The rights accruing to Executive or any designee hereunder shall be solely those of an unsecured creditor of Company and shall be subordinate to the rights of the depositors of Company.

12. Survivor Annuities and QDROs. Nothing contained in this Agreement is intended to give nor shall give any spouse or former spouse of Executive nor any other person any right to benefits under this Agreement by virtue of sections 401(a)(11) and 417 of the Code (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Code Sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).

13. Designation of Beneficiary(ies). In order to designate one or more beneficiaries as described in Paragraph 4 or 6 above, Executive shall file a written designation with Company in the form attached as Exhibit A to this Agreement. Each such designation shall specify, by name(s), the person(s) to whom any amounts payable under this Agreement shall be paid following Executive’s death. From time to time, Executive may change or revoke a beneficiary designation without the consent of the beneficiary(ies) by filing a new beneficiary designation form with Company, and the filing of a new designation form automatically shall revoke any and all designation forms previously filed with Company. A beneficiary designation form not properly filed with Company prior to Executive’s death shall be of no force or effect under this Agreement.

Subject to reasonable restrictions imposed by Company and to Company’s right to refuse to accept such a designation for reasons satisfactory to it, Executive may designate more than one beneficiary and/or alternative or contingent beneficiaries, in which case Executive’s designation form shall specify the relative shares and terms and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries.

If, at the time of Executive’s death, (i) no beneficiary designation is on file with Company, (ii) no beneficiary designated by Executive has survived Executive, or (iii) there are other circumstances not covered by the beneficiary designation form on file with Company, then Executive’s estate conclusively shall be deemed to be the beneficiary designated to receive any amounts then remaining payable to Executive under this Agreement.

In making all determinations regarding Executive’s beneficiary, the latest designation form filed by Executive with Company shall control, and all changes in circumstances that occur after the filing of that designation shall be ignored. For example, if Executive’s spouse is designated as beneficiary in the latest designation filed by Executive but, thereafter, is divorced from Executive, such designation shall remain valid until and unless Executive files a later beneficiary designation form with Company naming a different beneficiary.

Any check for a payment under this Agreement that is issued on or before the date of Executive’s death shall remain payable to Executive and shall be handled accordingly, whether or not the check actually is received by Executive prior to death. Any check issued after the date of Executive’s death shall be the property of Executive’s beneficiary(ies) determined in accordance with this Paragraph 13.

14. Suicide. In the event Executive commits suicide within two years of the date of this Agreement, all payments provided for herein to be paid to Executive’s designated beneficiary or Executive’s estate shall be forfeited.

15. Binding Effect. This Agreement shall be binding upon Executive, his heirs, personal representatives and assigns, and upon Company, its successors and assigns.

16. Amendment of Agreement. This Agreement may not be altered, amended or revoked except by a written agreement signed by Company and Executive; provided, however, that if Company determines to its reasonable satisfaction that an alteration or amendment of the Agreement is necessary or advisable in order for the Agreement to comply with the Code, the Treasury Regulations, or any other applicable tax authority (collectively “Tax Law”), then, upon written notice to Executive, Company may unilaterally amend the Agreement in such manner and to such an extent as it reasonably considers necessary or advisable in order to comply with the Tax Law. Nothing in this Paragraph 16 shall be deemed to limit Company’s right to terminate this Agreement at any time and without stated cause as provided in Paragraph 7.

17. Compliance with Code Section 409A. Notwithstanding any other provision in the Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Agreement, it is the general intention of Company that the Agreement shall, to the extent practicable, comply with Code Section 409A, and the Agreement shall, to the extent practicable, be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Agreement, as applicable. Further, in the event that the Agreement shall be deemed not to comply with Code Section 409A, then neither the Company, the Administrator nor its or their designees or agents shall be liable to any Executive or other person for actions, decisions or determinations made in good faith.

18. Interpretation. Where appropriate in this Agreement, words used in the singular shall include the plural and words used in the masculine shall include the feminine.

19. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.

20. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of North Carolina.

21. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces any and all prior agreements and understandings, whether oral or written, with respect to the subject matter hereof.

IN TESTIMONY WHEREOF, Company has caused this Agreement to be executed in its corporate name by its Executive Vice President, and attested by its Assistant Secretary, all by the authority of its Board of Directors duly given, and Executive has hereunto set his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, as of the day and year first above written.

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ LOU J. DAVIS

ATTEST:

/s/ LEE HARDEMAN
Assistant Secretary

/s/ LEWIS R. HOLDING	(SEAL)
Executive